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                                                                 Exhibit 10.10.1



                             FIRST AMENDMENT TO THE
                      RPM, INC. 1997 RESTRICTED STOCK PLAN
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         THIS FIRST AMENDMENT is executed as of the date set forth below by RPM,
Inc. (hereinafter referred to as the "Company").


                                   WITNESSETH:

         WHEREAS, the Company has adopted and maintains the RPM, Inc. 1997 Restricted Stock Plan (hereinafter referred to as the "Plan") for the benefit of certain of its employees and certain employees of the Company's subsidiaries; and

         WHEREAS, the Company reserved the right, pursuant to Section 8 of the Plan, to make certain amendments thereto; and

         WHEREAS, it is the desire of the Company to amend the Plan so that the payment of dividends on Shares awarded under the Plan will not be made to the employee under the Plan but will be retained by the Company and the Company will credit a like amount of money to be paid to the employee under the RPM, Inc. Deferred Compensation Plan;

         NOW, THEREFORE, pursuant to Section 8 of the Plan, the Company hereby amends the Plan as follows, effective on October 1, 1998, as set forth below:

            1. Article 4 of the Plan is hereby amended by the addition of the following Section 4.5:

         "4.5 As of the date any dividend is paid on any Shares under this Plan, the eligible employee shall be credited with a dividend equivalent credit under the RPM, Inc. Deferred Compensation Plan equal to either:

         (a) the amount of any cash dividend; or
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         (b) if the dividend is paid in Shares, an amount equal to the number of
Shares and fractions thereof multiplied by the Share's closing price on the date that the dividend is paid. The actual dividend paid shall be retained by the Company."







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